Exhibit 99.1

      Intel Posts Record Second-Quarter Revenue of $9.2 Billion;
                     Earnings Per Share 33 Cents

    SANTA CLARA, Calif.--(BUSINESS WIRE)--July 19, 2005--Intel Corporation today announced second-quarter revenue of $9.2 billion, up 15 percent year-over-year and down 2 percent sequentially.
    Second-quarter net income was $2 billion, up 16 percent year-over-year and down 6 percent sequentially. Earnings per share were 33 cents, up 22 percent from 27 cents in the second quarter of 2004 and down 6 percent from 35 cents in the first quarter of 2005.
    "Intel delivered record second-quarter revenue, with growth of 15 percent versus a year ago led by strong demand for our notebook platforms," said Paul Otellini, president and CEO. "Our investments in new products, advanced silicon capacity and emerging markets are paying off with growth that is outpacing the industry. We look forward to the second half of 2005 as we ramp dual-core microprocessors into high volume, begin production on our 65nm process technology and deliver innovative new platforms."
    Intel's results for the previous quarter included an additional week of business because 2005 is a 53-week fiscal year for the company. As discussed in the company's June 9 Mid-Quarter Business Update, Intel's results for the second-quarter included a tax adjustment primarily related to an increase in estimated research and development credits for prior years.
    The reversal of previously accrued taxes increased second-quarter earnings-per-share by approximately 2 cents. Intel's results for last year's second quarter included a reversal of previously accrued taxes that increased earnings-per-share by 1.3 cents.

    BUSINESS OUTLOOK

    The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Please see the Risk Factors Regarding Forward-Looking Statements in this release for a description of certain important risk factors that could cause actual results to differ, and refer to Intel's annual and quarterly reports on file with the Securities and Exchange Commission (SEC) for a more complete description of the risks. These statements do not include the potential impact of any mergers, acquisitions, divestitures, investments or other business combinations that may be completed after July 18, 2005.

    -- Revenue in the third quarter is expected to be between $9.6 billion and $10.2 billion.

    -- Gross margin percentage for the third quarter is expected to be approximately 60 percent, plus or minus a couple of points, as compared to 56.4 percent in the second quarter. The gross margin percentage expectation for 2005 has been narrowed from 59 percent, plus or minus a few points, to 59 percent, plus or minus a couple of points. The gross margin percentage could vary from expectations based on changes in revenue levels, product mix and pricing; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; capacity utilization; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.

    -- Expenses (R&D plus MG&A) in the third quarter are expected to be between $2.8 billion and $2.9 billion, higher than $2.5 billion in the second quarter, primarily driven by increases in research and development. The company is transferring resources from 65nm start-up programs to 45nm development and increasing investments in new platforms. Expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for Intel's products and the level of revenue and profits.

    -- The R&D spending expectation for 2005 is unchanged at approximately $5.2 billion.

    -- The capital spending expectation for 2005 has been increased to approximately $5.9 billion, plus or minus $200 million, as compared to the previous expectation of $5.4 billion to $5.8 billion, to support higher expected demand.

    -- Gains from equity investments and interest and other in the third quarter are expected to be approximately $130 million.

    -- The tax rate for the third and fourth quarters is expected to be approximately 30.5 percent. The tax rate expectation does not reflect the impact of any potential repatriation of cash under the American Jobs Creation Act (Jobs Act). The company currently expects to finalize its analysis of whether, and to what extent, foreign earnings might be repatriated under the Jobs Act in September, which would impact the third quarter tax rate. The tax rate expectation is based on current tax law and current expected income and assumes Intel continues to receive tax benefits for export sales. The tax rate may be affected by the closing of acquisitions or divestitures; the jurisdiction in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities; and the ability to realize deferred tax assets.

    -- Depreciation for the third quarter is expected to be between $1 billion and $1.1 billion, approximately flat with the second quarter. Depreciation for 2005 is now expected to be between $4.3 billion and $4.4 billion, as compared to the previous expectation of $4.4 billion, plus or minus $100 million.

    -- Amortization of acquisition-related intangibles and costs is expected to be approximately $30 million in the third quarter. The full-year expectation is now approximately $120 million, slightly below the previous expectation of $125 million.

    SECOND-QUARTER REVIEW AND RECENT HIGHLIGHTS

    Financial Review

    -- Intel used $2.5 billion in cash to repurchase 98.9 million shares of its common stock during the quarter under an ongoing program.

    -- The company paid a cash dividend of 8 cents per share on June 1 to stockholders of record on May 7.

    -- Gains from equity investments and interest and other in the second quarter were $105 million. The amount included $22 million in net losses from equity investments driven by $133 million in impairments, primarily due to a $105-million impairment of Intel's investment in Micron Technology to reflect the difference between the cost basis of the investment and the stock price at the end of the quarter. The impairments were partially offset by gains from dispositions.

    -- In June 2005, the U.S. Internal Revenue Service proposed certain adjustments related to the amounts reflected as a tax benefit for export sales in Intel's 2001 and 2002 tax returns. The company does not agree with these adjustments and is in the process of appealing similar adjustments with respect to Intel's 1999 and 2000 tax returns (see Intel's SEC filing on Form 10-Q for the quarter ended April 2, 2005). If the IRS were to prevail with respect to the 2001 and 2002 proposed adjustments, Intel's federal income tax due for these years would increase by approximately $400 million, plus interest.

    Key Product Trends (Sequential)

    -- Total microprocessor units were at record levels. The average selling price was slightly lower primarily due to an increase in Xbox* processor shipments along with slightly lower computing processor prices.

    --  Chipset units were higher.

    --  Motherboard units were lower.

    -- Flash memory units were higher and at record levels, with lower average selling prices.

    --  Wireless connectivity units set a record.

    --  Wired connectivity units were lower.

    Digital Enterprise

    For business PCs, the company introduced the first Intel(R) Professional Business Platform, which is based on the recently introduced Intel(R) Pentium(R) 4 processor with Hyper-Threading Technology 600 sequence, the new Intel(R) 945G Express Chipset, and the Intel(R) PRO/1000 PM network connection. The new platform brings the company's advanced security, management and collaboration technologies to mainstream business PCs. Enhancements include the introduction of Intel(R) Active Management Technology (AMT), designed to help IT managers monitor and manage all Intel AMT-enabled PCs on their networks.
    The company introduced five new Intel(R) Celeron(R) D processors with 64-bit computing capability for the value PC segment. Intel now has 64-bit capability available throughout its desktop and server microprocessor product lines.
    For servers, Intel introduced an entry-level server platform based on the dual-core Intel Pentium D processor and the Intel(R) E7230 chipset. The first of Intel's dual-core platforms for servers, it supports DDR2 memory, PCI Express* I/O and software RAID.
    The company also introduced two Intel(R) Itanium(R) 2 processors with a 667 MHz front side bus. Itanium-based server bandwidth can be increased by 65 percent using the new bus architecture, which also supports Intel's forthcoming dual-core Itanium processor, codenamed Montecito. A test system based on Montecito set a new 4-way performance record of 45 gigaflops on the LINPACK floating-point performance benchmark during the quarter, exceeding the previous record of 27.5 gigaflops held by a RISC-based system.(1)
    According to the latest TOP500* ranking, Intel processors are used in two-thirds of the world's fastest supercomputers. The Top500 list now includes 254 systems based on Intel(R) Xeon(TM) and 64-bit Intel Xeon processors and 79 systems based on Intel Itanium processors.
    In telecommunications infrastructure, Intel announced its second generation of AdvancedTCA* (Advanced Telecom Computing Architecture) products. The company added three new communication server blades and related technologies that help manufacturers and service providers more easily design and build standards-based IP Multimedia Subsystem
(IMS) equipment and services. In addition, Intel and Alcatel announced plans to bring AdvancedTCA platforms to mobile service providers, with Alcatel planning to deliver single-board solutions based on the Intel(R) Pentium(R) M processor in early 2006.

    Mobility

    Intel's latest notebook PC platform based on Intel(R) Centrino(TM) Mobile Technology has become the company's fastest-ramping mobile platform ever, accounting for over 50 percent of performance mobile shipments in the first full quarter after launch. Formerly codenamed Sonoma, the platform offers greater performance and new capabilities for consumer and business applications while maintaining long battery life. Intel's notebook platforms continue to see strong year-over-year growth, with double-digit increases in mobile chipsets with integrated graphics as well as WiFi, where Intel has become the No. 1 silicon supplier according to ABI Research.
    In next-generation wireless broadband technology, Intel announced plans with Sprint, Huawei Technologies, Nokia and Arraycomm designed to help advance the development, deployment and adoption of WiMAX networks. For example, Intel and Sprint announced a collaboration to advance WiMAX technology for high-capacity wireless broadband coverage and services in metropolitan areas. Intel and Huawei plan to enable carrier-grade networks using WiMAX technology. Intel and ArrayComm announced plans to incorporate additional technologies into the IEEE
802.16 specification to support smart antenna technology that can improve overall WiMAX network range, capacity and coverage quality.
    In flash memory, the company continued to see strong design win momentum for its Intel(R) StrataFlash(R) memories in cellular phone designs. The company generated ongoing growth in flash shipments to the embedded market segment which contributed to overall flash unit shipments being at record levels for the quarter.
    Intel's application processors for phones and consumer electronics devices saw continued strong demand, with double-digit year-over-year growth. A new cellular phone design based on the Intel(R) PXA800F baseband chipset for GSM/GPRS networks was introduced during the quarter by O2, a major European carrier. Intel's next-generation baseband chipset for GPRS/EDGE/UMTS networks, code-named Hermon, is scheduled to be introduced later in the year.

    Digital Home

    For home PCs, Intel introduced a desktop platform based on the new dual-core Intel(R) Pentium(R) D processor which is designed to provide consumers with the ability to do more with their digital content simultaneously. The new platform includes the Intel(R) 945 Express Chipset family which supports consumer electronics-like features such as surround-sound audio, high-definition video and enhanced 3-D graphics.
    Intel took a number of key steps to help accelerate the availability of premium entertainment content in the digital home. Intel invested in ClickStar, an online service intended to allow consumers to view premium movies in the home. ClickStar was formed by Revelations Entertainment, a partnership between actor Morgan Freeman and producer Lori McCreary.
    Intel also announced a collaboration with the Yoshimoto Kogyo talent agency of Japan and invested in Bellrock Media, its digital content production and delivery company in the United States. Intel invested in Mobilians, a Korean company that is developing payment services and technologies for purchasing online content using mobile phones.

    Technology and Manufacturing

    Intel continued the development of its forthcoming 65nm process technology and began providing customers with samples of microprocessors codenamed Yonah, Presler and Dempsey, the company's first 65nm dual-core microprocessors for notebook, desktop and server platforms, respectively. Intel's industry-leading 65nm process technology will enable cost-effective production of dual-core processors, with platforms ramping into high volume in 2006.
    Intel and Corning announced plans to develop photomask substrates for Extreme Ultraviolet (EUV) lithography. The substrates are needed to develop low-defect photomasks for high-volume 32nm production using EUV lithography tools.

    EARNINGS WEBCAST

    Intel will hold a public webcast at 2:30 p.m. PDT today on its Investor Relations Web site at www.intc.com. A replay of the webcast will be available until Oct. 18.

    STATUS OF BUSINESS OUTLOOK AND MID-QUARTER BUSINESS UPDATE

    During the quarter, Intel's corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. Intel intends to publish a Mid-Quarter Business Update on Sept. 8. From the close of business on Sept. 2 until publication of the Update, Intel will observe a "Quiet Period" during which the Business Outlook disclosed in the company's press releases and filings with the SEC on Forms 10-K and 10-Q should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. For more information about the Business Outlook, Update and related Quiet Periods, please refer to the Business Outlook section of Intel's Web site at www.intc.com.

    RISK FACTORS REGARDING FORWARD-LOOKING STATEMENTS

    The statements in this document that refer to plans and expectations for the third quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel's actual results, and variances from Intel's current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the factors accompanying certain of such statements above and set forth below to be the important factors that could cause actual results to differ materially from Intel's published expectations. A more detailed discussion of these factors, as well as other factors that could affect Intel's results, is contained in Intel's SEC filings, including the report on Form 10-Q for the quarter ended April 2, 2005.

    -- Intel operates in intensely competitive industries. Revenue and the gross margin percentage are affected by the demand for and market acceptance of Intel's products, the availability of sufficient inventory to meet demand, pricing pressures and actions taken by Intel's competitors. Factors that could cause demand to be different from Intel's expectations include changes in customer order patterns, including order cancellations; changes in the level of inventory at customers; and changes in business and economic conditions.

    -- Gains or losses from equity securities and interest and other could vary from expectations depending on equity market levels and volatility; gains or losses realized on the sale or exchange of securities; impairment charges related to marketable, non-marketable and other investments; interest rates; cash balances; and changes in fair value of derivative instruments.

    -- Intel's results could be impacted by unexpected economic, social and political conditions in the countries in which Intel, its customers or its suppliers operate, including security risks, possible infrastructure disruptions and fluctuations in foreign currency exchange rates.

    -- Intel's results could also be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

    Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products.
Additional information about Intel is available at www.intel.com/pressroom.

    Intel, Pentium, Celeron, Itanium, Intel Xeon, Intel Centrino and Intel StrataFlash are marks or registered trademarks of Intel
Corporation or its subsidiaries in the United States and other countries.

    *Other names and brands may be claimed as the property of others.

    (1) Source: Intel Corporation, June 20, 2005. System
Configuration: Intel Server Platform SR870BN4 using four Montecito Itanium 2 processors. Source: IBM Corporation, June 21, 2005: Best LINPACK based RISC result posted to http://www-1.ibm.com/servers/eserver/pseries/hardware/system_perf.pdf.
Performance will vary depending on the actual hardware and software. Performance tests and ratings are measured using specific computer systems and/or components and reflect the approximate performance of Intel products as measured by those tests. Any difference in system hardware or software design or configuration may affect actual performance. For more information, reference www.intel.com/performance.





                           INTEL CORPORATION
              CONSOLIDATED SUMMARY INCOME STATEMENT DATA
                (In millions, except per share amounts)



                                  Three Months Ended  Six Months Ended
                                   ----------------- -----------------
                                    July 2, June 26,  July 2, June 26,
                                      2005     2004     2005     2004
                                   -------- -------- -------- --------
NET REVENUE                        $ 9,231   $8,049  $18,665  $16,140
Cost of sales                        4,028    3,269    7,864    6,490
                                   -------- -------- -------- --------
GROSS MARGIN                         5,203    4,780   10,801    9,650
                                   -------- -------- -------- --------

Research and development             1,176    1,186    2,442    2,381
Marketing, general and
 administrative                      1,342    1,170    2,604    2,311
Amortization of
 acquisition-related
 intangibles and costs                  36       43       74      101
                                   -------- -------- -------- --------
OPERATING EXPENSES                   2,554    2,399    5,120    4,793
                                   -------- -------- -------- --------
OPERATING INCOME                     2,649    2,381    5,681    4,857
Gains (losses) on equity
securities, net                        (22)      (8)     (18)      11
Interest and other, net                127       47      242       96
                                   -------- -------- -------- --------
INCOME BEFORE TAXES                  2,754    2,420    5,905    4,964
Income taxes                           716      663    1,689    1,477
                                   -------- -------- -------- --------
NET INCOME                         $ 2,038   $1,757  $ 4,216  $ 3,487
                                   ======== ======== ======== ========

BASIC EARNINGS PER SHARE           $  0.33   $ 0.27  $  0.68  $  0.54
                                   ======== ======== ======== ========
DILUTED EARNINGS PER SHARE         $  0.33   $ 0.27  $  0.68  $  0.53
                                   ======== ======== ======== ========

COMMON SHARES OUTSTANDING            6,144    6,449    6,177    6,464
COMMON SHARES ASSUMING DILUTION      6,215    6,558    6,244    6,591



                          INTEL CORPORATION
               CONSOLIDATED SUMMARY BALANCE SHEET DATA
                            (In millions)



                                            July 2,  April 2, Dec. 25,
                                              2005     2005     2004
                                            -------- -------- --------
CURRENT ASSETS
Cash and short-term investments             $12,600  $13,673  $14,061
Trading assets                                2,224    2,443    3,111
Accounts receivable                           3,448    3,226    2,999
Inventories:
  Raw materials                                 384      392      388
  Work in process                             1,506    1,517    1,418
  Finished goods                                849      899      815
                                            -------- -------- --------
                                              2,739    2,808    2,621
Deferred tax assets and other                 1,179    1,328    1,266
                                            -------- -------- --------
  Total current assets                       22,190   23,478   24,058

Property, plant and equipment, net           16,624   16,321   15,768
Marketable strategic equity securities          362      586      656
Other long-term investments                   2,247    2,140    2,563
Goodwill                                      3,805    3,716    3,719
Other assets                                  1,285    1,325    1,379
                                            -------- -------- --------

  TOTAL ASSETS                              $46,513  $47,566  $48,143
                                            ======== ======== ========

CURRENT LIABILITIES
Short-term debt                             $   318  $   222  $   201
Accounts payable and accrued liabilities      5,425    5,691    6,050
Deferred income on shipments to
  distributors                                  707      707      592
Income taxes payable                          1,330    1,953    1,163
                                            -------- -------- --------
  Total current liabilities                   7,780    8,573    8,006

LONG-TERM DEBT                                  430      464      703
DEFERRED TAX LIABILITIES                        689      818      855

STOCKHOLDERS' EQUITY                         37,614   37,711   38,579
                                            -------- -------- --------

  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                    $46,513  $47,566  $48,143
                                            ======== ======== ========


                           INTEL CORPORATION
             SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                             (In millions)



                                            Q2 2005  Q1 2005  Q2 2004
                                            -------  -------  -------
GEOGRAPHIC REVENUE:
  Americas                                   $1,863   $1,972   $1,956
                                                 20%      21%      24%
  Asia-Pacific                               $4,679   $4,395   $3,661
                                                 51%      47%      45%
  Europe                                     $1,809   $2,106   $1,665
                                                 20%      22%      21%
  Japan                                        $880     $961     $767
                                                  9%      10%      10%
CASH INVESTMENTS:
Cash and short-term investments             $12,600  $13,673  $14,264
Trading assets - fixed income (1)             1,883    2,108    2,390
                                           ---------------------------
Total cash investments                      $14,483  $15,781  $16,654

INTEL CAPITAL PORTFOLIO:
Marketable strategic equity securities         $362     $586     $582
Other strategic investments                     518      519      640
                                           ---------------------------
Total Intel Capital portfolio                  $880   $1,105   $1,222

TRADING ASSETS:
Trading assets - equity securities
  offsetting deferred compensation (2)         $341     $335     $318
Total trading assets - sum of 1+2            $2,224   $2,443   $2,708

SELECTED CASH FLOW INFORMATION:
Depreciation                                 $1,051   $1,189   $1,151
Amortization of acquisition-related
 intangibles & costs                            $36      $38      $43
Capital spending                            ($1,389) ($1,788) ($1,026)
Stock repurchase program                    ($2,500) ($2,500) ($1,511)
Proceeds from sales of shares to
  employees, tax benefit & other               $387     $511     $258
Dividends paid                                ($493)   ($497)   ($258)
Net cash used for acquisitions                 ($81)      $0     ($33)

SHARE INFORMATION:
Average common shares outstanding             6,144    6,211    6,449
Dilutive effect of stock options                 71       62      109
Common shares assuming dilution               6,215    6,273    6,558

STOCK BUYBACK:
  Shares repurchased                           98.9    107.9     56.0
  Shares authorized for buyback             2,800.0  2,800.0  2,300.0
  Cumulative shares repurchased            (2,393.3)(2,294.4)(1,991.2)
  Shares available for buyback                406.7    505.6    308.8

OTHER INFORMATION:
Employees (in thousands)                       91.0     87.1     81.7



                          INTEL CORPORATION
         SUPPLEMENTAL OPERATING RESULTS AND OTHER INFORMATION
                           ($ in millions)



                                                         Six Months
                                                            Ended
                                                       ---------------
OPERATING SEGMENT INFORMATION:         Q2 2005 Q1 2005 Q2 2005 Q2 2004
-------------------------------------- ------- ------- ------- -------

Digital Enterprise Group
  Microprocessor revenue                4,603   4,944   9,547   9,650
  Chipset, motherboard and other
   revenue                              1,398   1,417   2,815   2,489
  Net revenue                           6,001   6,361  12,362  12,139
  Operating income                      1,992   2,366   4,358   4,593

-------------------------------------- ------- ------- ------- -------
Mobility Group
  Microprocessor revenue                2,056   1,917   3,973   2,386
  Flash memory revenue                    528     578   1,106   1,004
  Chipset and other revenue               566     516   1,082     538
  Net revenue                           3,150   3,011   6,161   3,928
  Operating income                      1,140   1,099   2,239     993

-------------------------------------- ------- ------- ------- -------
All Other
  Net revenue                              80      62     142      73
  Operating loss                         (483)   (433)   (916)   (729)

-------------------------------------- ------- ------- ------- -------
Total
  Net revenue                           9,231   9,434  18,665  16,140
  Operating income                      2,649   3,032   5,681   4,857



                          INTEL CORPORATION
   SUPPLEMENTAL OPERATING RESULTS AND OTHER INFORMATION (CONTINUED)
                           ($ in millions)



OPERATING SEGMENT            Q4     Q3     Q2     Q1
 INFORMATION:               2004   2004   2004   2004   2004    2003
------------------------- ------- ------ ------ ------ ------- -------

Digital Enterprise Group
 Microprocessor revenue    5,256  4,520  4,679  4,971  19,426  17,991
 Chipset, motherboard and
  other revenue            1,517  1,346  1,229  1,260   5,352   5,068
 Net revenue               6,773  5,866  5,908  6,231  24,778  23,059
 Operating income          2,451  1,807  2,140  2,453   8,851   8,017

------------------------- ------- ------ ------ ------ ------- -------
Mobility Group
 Microprocessor revenue    1,710  1,571  1,224  1,162   5,667   4,120
 Flash memory revenue        643    638    587    417   2,285   1,608
 Chipset and other revenue   425    352    292    246   1,315     966
 Net revenue               2,778  2,561  2,103  1,825   9,267   6,694
 Operating income            894    796    593    400   2,683   1,589

------------------------- ------- ------ ------ ------ ------- -------
All Other
 Net revenue                  47     44     38     35     164     388
 Operating loss             (445)  (230)  (352)  (377) (1,404) (2,073)

------------------------- ------- ------ ------ ------ ------- -------
Total
 Net revenue               9,598  8,471  8,049  8,091  34,209  30,141
 Operating income          2,900  2,373  2,381  2,476  10,130   7,533

------------------------- ------- ------ ------ ------ ------- -------

During the first quarter of 2005, the company reorganized its business groups to bring all major product groups in line with the company's strategy to design and deliver technology platforms. These new business units include the Digital Enterprise Group, the Mobility Group, the Digital Home Group, the Digital Health Group and the Channel Products Group (formerly referred to as "Channel Platforms Group"). The Digital Enterprise Group and the Mobility group are reportable operating segments. The Digital Home Group, Digital Health Group and Channel Products Group operating segments do not meet the quantitative thresholds for reportable segments as defined by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Therefore, these operating segments are included within the "all other" category. All prior period amounts have been adjusted retrospectively to reflect the new organizational structure as well as certain minor reorganizations effected through the second quarter of 2005. As a result of this platform reorganization, further changes may occur in the future.

The Digital Enterprise Group operating segment's products include microprocessors and related chipsets and motherboards designed for the desktop (including consumer desktop) and enterprise computing market segments, communications infrastructure components such as network processors and embedded microprocessors, wired connectivity devices and products for network and server storage. The Mobility Group operating segment's products include microprocessors and related chipsets designed for the mobile computing market segment, flash memory, wireless connectivity products, application processors used in cellular handsets and handheld computing devices, and cellular baseband chipsets. Revenue for the "all other" category primarily consists of microprocessors and related chipsets used in consumer electronics devices. For further information on the business strategy of the new operating segments, see Intel's Quarterly Report on Form 10-Q for the quarter ended April 2, 2005.

In addition to the operating results for the Digital Home Group, Digital Health Group and Channel Products Group operating segments, the "all other" category also includes acquisition-related costs, including amortization and any impairments of acquisition-related intangibles and goodwill. In 2003, acquisition-related costs included a goodwill impairment charge of $611 million for the remaining balance related to the former Wireless Communications and Computing Group. Additionally, "all other" includes the results of operations of seed businesses that support the company's initiatives. Finally, "all other" includes certain corporate-level operating expenses, including a portion of profit-dependent bonus and other expenses not allocated to the operating segments.